UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 5, 2015
Date of Report (Date of earliest event reported)

Bonanza Creek Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

410 17th Street, Suite 1400
Denver, Colorado 80202
(Address of principal executive offices, including zip code)

(720) 440-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
On November 5, 2015, Bonanza Creek Energy Operating Company, LLC (the “Seller”), a wholly-owned subsidiary of Bonanza Creek Energy, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Meritage Midstream Services IV, LLC (the “Buyer”) pursuant to which the Buyer agreed to purchase the Seller’s wholly-owned subsidiary, Rocky Mountain Infrastructure, LLC (“RMI”) (the “Divestiture”), for aggregate consideration of up to $255,000,000, of which $175,000,000 is to be paid at closing. An additional $80,000,000 is to be paid over a two year period based on the satisfaction of certain drilling and completion requirements such that $20,000,000 is to be paid in two equal installments with the first installment due upon the later of the drilling and completion of 40 standard reach lateral (“SRL”) equivalent wells and December 31, 2016 and the second installment due upon the drilling and completion of an additional 16 SRL equivalent wells provided such wells are drilled and completed by June 30, 2017. The remaining $60,000,000 will be paid pro rata based on the number of SRL equivalent wells drilled and completed through 2017 (as such time may be extended until March 31, 2018), such that the Seller will be required to drill and complete 112 SRL equivalent wells in the next two years to receive the full $60,000,000, subject to certain deductions depending on well location and previous dedications.
The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the Buyer and the Seller. Among other things, during the period between execution of the Purchase Agreement and the closing of the Divestiture, the Seller has agreed, subject to certain customary exceptions, including but not limited to, to require RMI to conduct its operations, including the operation and maintenance of its assets, in the ordinary course of business and to restrict certain activities. Additionally, the Seller is subject to certain exclusivity requirements which prohibit the Seller from soliciting, responding to, engaging in discussions or negotiations or entering into any arrangement or agreement with any person other than Buyer (or its Affiliates) or Seller’s Affiliates regarding (a) the purchase of all or substantially all of RMI’s assets or equity securities and any merger, consolidation, recapitalization liquidation or dissolution of RMI as a stand-alone entity or (b) any oil or gas purchase, sale, gathering, treating, processing, transportation or dedication agreement or water gathering, treating or processing agreement relating to the territory. In the event the Seller terminates the Purchase Agreement or the Buyer terminates the Purchase Agreement on account of the Seller’s material breach of any representation, warranty or covenant, the Seller will remain subject to the exclusivity terms until January 31, 2017.
Each party’s obligation to consummate the Divestiture is conditioned upon, among other things, (i) the accuracy of the parties’ representations and warranties as of the closing, (ii) the parties’ performance, in all material respects, of all covenants, (iii) the absence of any legal order prohibiting the consummation of the Divestiture, and (iv) the execution of certain midstream commercial and transition services agreements. The Divestiture is expected to close by December 31, 2015 and no later than January 31, 2016.
The Purchase Agreement contains certain termination rights for both the Buyer and the Seller, including (i) if any of the conditions to closing are not satisfied or capable of being satisfied by the closing date through no fault of the terminating party, (ii) if closing does not occur by January 31, 2016 and the terminating party is not in material breach of any representation, warranty or covenant, (iii) if any governmental entity has taken any action permanently restraining or prohibiting the transactions contemplated by the Purchase Agreement, and (iv) by mutual agreement. Additionally, either party may terminate the Purchase Agreement for any reason provided the terminating party is not in material breach of any representation, warranty or covenant and pays the non-terminating party a termination fee of $6,000,000.
The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 10.1. The representations, warranties and covenants contained in the Purchase Agreement (i) were made solely for purposes of the Divestiture, (ii) were made as of specific dates, (iii) were made solely for the benefit of the parties to the Purchase Agreement, (iv) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing those matters as facts, and (v) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, the Seller or RMI. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s disclosures.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

10.1	Membership Interest Purchase Agreement dated November 5, 2015 by and among Bonanza Creek Energy Operating Company, LLC and Meritage Midstream Services IV, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Creek Energy, Inc.

Dated: November 10, 2015	By:	/s/ Christopher I. Humber
	Name:	Christopher I. Humber
	Title:	Executive Vice President, General Counsel and
Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Membership Interest Purchase Agreement dated November 5, 2015 by and among Bonanza Creek Energy Operating Company, LLC and Meritage Midstream Services IV, LLC.